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                                  AMENDMENT #3

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                   FORM 10-SB

                        GENERAL FORM FOR REGISTRATION OF
                      SECURITIES OF SMALL BUSINESS ISSUERS

        Under Section 12(b) or (g) of the Securities Exchange Act of 1934

                                 Microbest, Inc.
                                 ---------------
                 (Name of Small Business Issuer in its charter)

           Minnesota                                             41-1864003
           ---------                                             ----------
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

751 Park of Commerce Drive, Suite #122
             Boca Raton, FL                                      33487-3623
(Address of principal executive offices)                         (Zip Code)

                    Issuer's telephone number: (561) 995-9770

        Securities to be registered pursuant to Section 12(b) of the Act

                                      NONE
                                      ----
       Securities to be registered pursuant to Section 12(g) of the Act.

                                  COMMON STOCK
                                  ------------
                                (Title of class)

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                                 MICROBEST, INC.

                                  FORM 10-SB

TABLE OF CONTENTS

                                     PART I

ITEM 1. DESCRIPTION OF BUSINESS                                                   3

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION                 3

ITEM 3. DESCRIPTION OF PROPERTY                                                   3

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
        MANAGEMENT                                                                3

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL
        PERSONS                                                                   3

ITEM 6. EXECUTIVE COMPENSATION                                                    3

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                            3

ITEM 8. DESCRIPTION OF SECURITIES                                                 3

                                     PART II

ITEM 1. MARKET PRICE  OF AND DIVIDENDS ON THE REGISTRANT'S COMMON
        EQUITY AND RELATED SHAREHOLDER MATTERS                                    3

ITEM 2. LEGAL PROCEEDINGS                                                         4

ITEM 3. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS                             4

ITEM 4. RECENT SALES OF UNREGISTERED SECURITIES                                   4

ITEM 5. INDEMNIFICATION OF DIRECTORS AND OFFICERS                                 4

                                    PART F/S

FINANCIAL STATEMENTS OF THE REGISTRANT FOR THE YEARS ENDED
DECEMBER 31, 2000 AND 1999 AND INDEPENDENT AUDITORS' REPORT                       4

                                    PART III

ITEM 1. INDEX TO EXHIBITS                                                         5

ITEM 2. DESCRIPTION OF EXHIBITS                                                   5


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ITEM 1. DESCRIPTION OF BUSINESS

Incorporated herein by reference to Item 1 in the Company's Annual Report on FORM 10-KSB for the year ended December 31, 2000.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Incorporated herein by reference to Item 6 in the Company's Annual Reports on FORM 10-KSB for the years ended December 31, 1999 and December 31, 2000 and Item 2 in the Company's Quarterly report on FORM 10-QSB for the six months ended June 30, 2001.

ITEM 3. DESCRIPTION OF PROPERTY

Incorporated herein by reference to Item 2 in the Company's Annual Report on FORM 10-KSB for the year ended December 31, 2000.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Incorporated herein by reference to Item 11 in the Company's Annual Report on FORM 10-KSB for the year ended December 31, 2000.

ITEM 5. DIRECTORS, AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Incorporated herein by reference to Item 9 in the Company's Annual Report on FORM 10-KSB for the year ended December 31, 2000.

ITEM 6. EXECUTIVE COMPENSATION

Incorporated herein by reference to Item 10 in the Company's Annual Reports on FORM 10-KSB for the years ended December 31, 1999 and December 31, 2000.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Incorporated herein by reference to Item 12 in the Company's Annual Reports on FORM 10-KSB for the years ended December 31, 1999 and December 31, 2000.

ITEM 8. DESCRIPTION OF SECURITIES

Incorporated herein by reference to Item 5 in the Company's Annual Report on FORM 10-KSB for the year ended December 31, 2000.

PART II

ITEM 1. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Incorporated herein by reference to Item 5 in the Company's Annual Reports on FORM 10-KSB for the years ended December 31, 1999 and December 31, 2000.


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ITEM 2. LEGAL PROCEEDINGS

Incorporated herein by reference to Item 3 in the Company's Annual Report on FORM 10-KSB for the year ended December 31, 2000.

ITEM 3. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

None

ITEM 4. RECENT SALES OF UNREGISTERED SECURITIES

Incorporated herein by reference to Item 5 in the Company's Annual Reports on FORM 10-KSB for the years ended December 31, 1999 and December 31, 2000.

ITEM 5. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 607.0850 of the Florida Business Corporation Act provides that officers and directors may be indemnified by the Company for any liability incurred by them while acting within the scope of their duties as officers and directors of the Company, except for acts of intentional misconduct or unlawfulness. The Company's Bylaws provide that the Company shall indemnify all officers and directors to the fullest extent provided by Florida law. The Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is unenforceable.

The Company has not purchased a policy of errors or omissions liability insurance to cover its indemnification obligations.

                                    PART F/S

THE FOLLOWING FINANCIAL STATEMENTS ARE INCORPORATED HEREIN BY REFERENCE TO THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2000 AND THE COMPANY'S QUARTERLY REPORT ONF FORM 10-QSB FOR THE SIX MONTHS ENDED JUNE 30, 2001:

INDEPENDENT AUDITORS' REPORT

BALANCE SHEETS AS OF DECEMBER 31, 2000 AND 1999

STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31,2000 AND 1999

NOTES TO FINANCIAL STATEMENTS

UNAUDITED BALANCE SHEET AT JUNE 30, 2001, UNAUDITED STATEMENTS OF OPERATIONS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2001 AND 2000,


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UNAUDITED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) FOR THE SIX
MONTHS ENDED JUNE 30, 2001, STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000 AND NOTES TO UNAUDITED FINANCIAL STATAEMENTS.

                                    PART III

ITEMS 1. AND 2. INDEX TO EXHIBITS; DESCRIPTION OF EXHIBITS

EXHIBIT NUMBER                     DESCRIPTION OF EXHIBITS
--------------                     -----------------------
Number 1                           Plan of Merger (previously submitted)
Number 2                           Articles of Incorporation (previously submitted)
Number 3                           By-Laws (previously submitted)
Number 4                           Revised Shareholder Reconciliation
Number 5                           Promissory Notes (previously submitted)
Number 6                           Summary of financing commitments

                                   SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                       MICROBEST, INC.



                                       BY /s/ Michael J. Troup
                                         ---------------------------------------
                                         MICHAEL J. TROUP,
                                         CHIEF EXECUTIVE OFFICER/CHAIRMAN


Date: August 24, 2001


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